October 28, 2007

Francine Dubois
Chief Executive Officer
iDcentrix
2101 Rosecrans Ave., Suite 4240
El Segundo, CA 90245

Dear Ms. Dubois:

This letter is to confirm our understanding of the terms and objectives of our engagement and the nature and limitations of the services we will provide.

We will act as a consultant to the management of iDcentrix, Inc. (the “Company”), on an as needed basis, to advise on general accounting, tax or business matters as part of the Company’s contemplated reverse merger transaction. In connection therewith, we will be accountable to the Board of Directors of the Company as well as its officers. Our engagement cannot be relied upon to disclose errors, fraud, or illegal acts that may exist. However, we will inform management of any material errors that come to our attention and we will inform management and the Board of Directors of any fraud or illegal acts that come to our attention. In addition, we have no responsibility to identify significant deficiencies or material weaknesses in your internal control as part of this engagement, however we will inform you of any of which we become aware.

Fees and Retainer

Your principal consultant on this engagement will be Gary Freeman, and you will be billed at $300 per hour for his time. You will also be billed for out-of-pocket costs such as parking, postage, etc. Our invoices for these fees will be rendered each month as work progresses and are payable on presentation. In accordance with our firm policies, work may be suspended if your account becomes ninety days or more over due and will not be resumed until your account is paid in full. Invoices outstanding over forty-five days will be subject to service charges of 18% per annum. If we elect to terminate our services for nonpayment, our engagement will be deemed to have been completed even if we have not completed our report. You will be obligated to compensate us for all time expended and to reimburse us for all out-of-pocket expenditures through the date of termination. We will require a $1,500 retainer prior to commencing the engagement, which will be an evergreen retainer and applied against our final invoice. Either party may terminate this agreement at any time.

Indemnification Clause

The Company will indemnify Bandari Beach Lim & Cleland, LLP (“BBLC”), its partners and employees and hold them harmless from any claims, liabilities, losses and costs arising in circumstances where there has been a knowing misrepresentation by a member of the Company's management, regardless of whether such person was acting in the Company's interest.

Alternative Dispute Resolution/Binding Arbitration

The Company and BBLC both agree that any dispute over fees charged by BBLC to the Company will be submitted for resolution by arbitration in accordance with the rules of the American Arbitration Association. Such arbitration shall be binding and final. IN AGREEING TO BINDING ARBITRATION, WE BOTH ACKNOWLEDGE THAT IN THE EVENT OF A DISPUTE OVER FEES, EACH OF US IS GIVING UP THE RIGHT TO HAVE THE DISPUTE DECIDED IN A COURT OF LAW BEFORE A JUDGE OR JURY AND INSTEAD ARE ACCEPTING THE USE OF BINDING ARBITRATION FOR RESOLUTION.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us.

Sincerely,

BANDARI BEACH LIM & CLELAND, LLP

Gary Freeman, CPA
Partner

ACKNOWLEDGED & AGREED TO BY:

iDcentrix, Inc.

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Francine Dubois

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